UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement
[_]	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (as permitted by Rule 14a-6(e)(2))
[_]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to Section 240.14a-12

Pfizer Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Margaret M. Madden
235 East 42nd Street, New York, NY 10017

YOUR VOTE IS IMPORTANT TO US - PLEASE VOTE YOUR SHARES TODAY

Dear Fellow Pfizer Shareholder:

On April 22, 2021, Pfizer will hold its Annual Meeting of Shareholders. We value your input as a holder of Pfizer common stock and encourage you to review our proxy materials and cast your vote today. You can view our proxy materials at https://investors.pfizer.com/proxy.

For the reasons set forth in the 2021 Proxy Statement, the Board of Directors recommends that you vote:

•	“FOR” each director nominee;
•	“FOR” the ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2021;
•	“FOR” the 2021 advisory approval of executive compensation; and
•	“AGAINST” the three shareholder proposals.

For your convenience, a duplicate proxy/voting instruction card and return envelope are enclosed, along with telephone and Internet voting instructions. In the event that multiple proxies/voting instruction cards are received from you, the one with the latest date will be counted.

In response to continued public health concerns related to the COVID-19 pandemic, and to support the health and well-being of our shareholders and other meeting participants, the 2021 Annual Meeting will be held in a virtual meeting format only. Please view our proxy statement for additional details on how you can participate.

Your vote is important and valued. I encourage you to vote in advance of the Annual Meeting by one of the methods described in the proxy materials and duplicate proxy/voting instruction card. Please act today to be sure your shares are voted.

Sincerely,

Margaret M. Madden

Senior Vice President and Corporate Secretary, Chief Governance Counsel

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